Exhibit 99.1


DPL Names Chief Financial Officer

DAYTON, Ohio--Dec. 21, 2004--DPL Inc. (NYSE:DPL) today announced the appointment of John J. Gillen as Vice President and Chief Financial Officer (CFO) of DPL Inc. and DP&L. John will be responsible for all financial, accounting, and treasury functions. Previously, John was the leader of the Consumer and Industrial Products and Services Group for the Philadelphia office of PricewaterhouseCoopers LLP (PwC), and the partner responsible for serving many of the firm's major multinational utility clients.

"John brings a wealth of management experience as well as electric industry knowledge to the CFO position," stated Bob Biggs, Executive Chairman. "His prior experience in the utility field required representation and advice on numerous issues within the jurisdiction and practice of the United States Securities and Exchange Commission and the Federal Energy Regulatory
Commission."

Prior to joining PwC, John spent three years as a member of the Office of the Chief Accountant of the Federal Energy Regulatory Commission. In his more than 20 years in the energy field, John has testified on a variety of accounting, ratemaking and tax matters before numerous state regulatory commissions.

John is a graduate of Widener University, a member of the American Institute of Certified Public Accountants, and past Chairman of the American Institute of Certified Public Accountants Public Utility Committee.

John, 51, is married with three children.

About DPL

DPL Inc. is a diversified regional energy company. DPL's principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,400 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

CONTACT: DPL Inc.
DPL Medialine, 937-224-5940